WOOD-RIDGE, NEW JERSEY, NOVEMBER 4, 1996 - 1st Bergen Bancorp
(NASDAQ/NMS:FBER), the holding company for South Bergen Savings Bank, announced net income for its fourth fiscal quarter ended September 30, 1996 of $416,000 or 13 cents per share and income of $1.1 million or 29 cents per share for the twelve months ended September 30, 1996, before a one time non-recurring FDIC special assessment to recapitalize the Savings Association Insurance Fund
(SAIF), as mandated by Congress. South Bergen complied with the recent legislation by recording a pre-tax charge of $1.3 million. The after tax cost to the Bank of the special assessment was $815,000 which resulted in a net loss for the fourth quarter of ($399,000) and twelve month net income of $265,000. The SAIF legislation is expected to provide reductions in future annual deposit insurance costs. The Company estimates that if the proposed lower rate of 6.4 basis points had been in effect for the past 12 months, the Company's FDIC insurance premiums would have been reduced by $341,000.

      The three month recurring earnings of $416,000 represents an increase of 785 percent over the $47,000 earned for the same period last year. The twelve month recurring earnings of $1.1 million represents an increased of 59.7 percent over the $689,000 earned for the same period last year.

      The $369,000 fourth quarter increase in earnings over the prior year is primarily attributable to a $642,000 increase in net interest income coupled with a $110,000 decrease in the provision for loan losses, partially offset by a $97,000 increase in real estate owned expenses. The increase in interest income was primarily the result of the Company's investment of net offering proceeds in loans and investment securities, thereby substantially increasing earning assets. The Company completed its initial public offering on March 29, 1996. Because the Company had no shares outstanding prior to March 29th, per share data is not presented for prior periods. Net interest income before provision for loan losses was $2.1 million and $7.4 millon for the three and twelve month periods ended September 30, 1996 as compared to $1.5 million and $7.1 million for the same periods last year.

      The provision for loan losses was $261,000 for the quarter ended September 30, 1996 and $660,000 for fiscal 1996 as compared to $371,000 and $1.4 million for the same periods in the prior year. Non-interest income and recurring non-interest expense totaled $54,000 and $1.3 million respectively for the three months ended September 30, 1996 as compared to $33,000 and $1.1 million respectively for the same periods in the prior year.

      Total assets at September 30, 1996 were $250.0 million versus $223.2 million at September 30, 1995, an increase of 12.0%. This increase was due primarily to the Company's receipt of $30.6 million in net proceeds from the sale of 3,174,000 shares of common stock in connection with the Bank's mutual to stock conversion completed on March 29, 1996. Net loans totaled $118.5 million at September 30, 1996 compared to $113.6 million at September 30, 1995 and $110.0 million at June 30, 1996.

     The ratio of non-performing loans to total assets was .94% at September 30, 1996 as compared to 3.30% at September 30, 1995 and 1.58% at June 30, 1996. The improvement in the ratio of non-performing loans to total assets from June 30, 1996 to September 30, 1996 is due to a reduction in the non-performing loan portfolio from $4.0 million to $2.3 million, coupled with an increase in the Company's loan and investment securities portfolio.

     The ratio of non-performing assets to total assets was 1.23% at September 30, 1996 as compared to 3.81% at September 30, 1995 and 2.30% at June 30, 1996. The improvement in the ratio of non-performing assets to total assets from June 30, 1996 to September 30, 1996 is due to the same reduction in the non-performing loan portfolio and a reduction in the Company's real estate owned. Real estate owned totaled $713,000 at September 30, 1996 compared to $1.1 million at September 30, 1995 and $1.4 million at June 30, 1996. The reduction in the real estate owned portfolio was due to sale of properties during the quarter as management continued to implement its strategy of aggressively resolving non-performing assets.

      The Company has previously announced that it has changed its fiscal year end from September 30th to December 31st.

      During the second half of the year ended September 30, 1996, the Company began to expand its franchise through the establishment of new branches. The Company seeks to use the expansion of its branch network as a means of expanding its trade area. Since April, 1996, the Company has opened a new branch in a supermarket in Wanaque, Passaic County, has received OTS approval to establish a branch in Lincroft, Monmouth County, and has applied to the OTS to establish a branch in Montville, Morris County, New Jersey. Management believes that these areas are growing economically and are not adequately served by branches of the Company's larger out of state competitors. The Company intends to continue to establish additional branches in locations which management believes are underserved by larger institutions and which have a need for the Company's products and services.

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1st Bergen Bancorp
Consolidated Statements of Financial Condition

                                                        9/30/96        9/30/95
                                                      -----------    -----------
Assets:
     Cash and due from banks                            1,804,230      3,215,041
     Interest-bearing deposits in other banks           2,150,000      6,000,000
                                                      -----------    -----------

Total cash and cash equivalents                         3,954,230      9,215,041

     Investment securities held to maturity            42,384,809     22,666,332
     MBS securities held to maturity                   53,829,204     44,154,005
     Securities available for sale                     19,449,252     25,008,563
     MBS securities available for sale                  2,835,010              0
     Loans receivable                                 118,505,395    113,555,926
     Premises and Equipment                             2,702,131      2,698,110
     Real Estate owned                                    712,769      1,070,982
     FHLB Stock                                         1,487,200      1,446,500
     Accrued interest and dividends receivable          1,398,514      1,162,651
     Deferred income taxes                              2,052,609      1,988,535
     Other Assets                                         675,022        199,924
                                                      -----------    -----------

Total Assets                                          249,986,145    223,166,569
                                                      ===========    ===========

Liabilities & Stockholders' Equity

Liabilities:
     Deposits                                         204,499,872    207,837,993
     Escrow                                               898,338        910,656
     Accrued income taxes                                 517,757         78,734
     Other liabilities                                  1,507,187        164,886
                                                      -----------    -----------

Total Liabilities                                     207,423,154    208,992,269

Total Stockholders' Equity                             42,562,991     14,174,300
                                                      -----------    -----------

Total Liabilities & Stockholders' Equity              249,986,145    223,166,569
                                                      ===========    ===========

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1st Bergen Bancorp
Consolidated Statements of Income for Three Months Ended

                                                        9/30/96        9/30/95
                                                      -----------    -----------

Interest Income:
     Loans                                             2,470,210       2,519,972
     MBS's                                               856,610         596,196
     Investments - HTM                                   738,075         582,667
     Securities - AFS                                    323,519          91,139
                                                      ----------      ----------

Total Interest Income                                  4,388,414       3,789,974

Interest Expense:
     Deposits                                          2,247,030       2,287,488
     Advances from FHLB                                        0           3,082
                                                      ----------      ----------

Total Interest Expense                                 2,247,030       2,290,570

Net Interest Income before Provision
     for Loan Losses                                   2,141,384       1,499,404

Provision for loan losses                                261,000         371,000
                                                      ----------      ----------

Net Interest Income after Provision                    1,880,384       1,128,404

Non-Interest Income:
     Loan fees and service charges                        36,639          31,396
     Other                                                17,056           1,466
                                                      ----------      ----------

Total Non-Interest Income                                 53,695          32,862

Non-Interest Expense:
     Compensation and employee benefits                  557,726         534,979
     Occupancy                                            69,845          63,940
     Equipment                                            97,042          94,034
     Advertising                                          46,562          44,999
     Federal Insurance Premiums                          119,837         110,396
     FDIC Special Assessment                           1,261,400               0
     Net loss from REO                                   143,366          45,981
     Insurance and bond premium                           25,690          23,315
     Other Expenses                                      229,470         170,313
                                                      ----------      ----------

Total Non-Interest Expense                             2,550,938       1,087,957

Income (Loss) before taxes                              (616,859)         73,309

Federal and State tax expense                           (218,368)         25,951
                                                      ----------      ----------

NET INCOME (LOSS)                                       (398,491)         47,358
                                                      ==========      ==========

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1st Bergen Bancorp
Consolidated Statements of Income for Twelve Months Ended

                                                     9/30/96          9/30/95
                                                   -----------      -----------
Interest Income:
     Loans                                           9,739,891       10,329,298
     MBS's                                           3,273,900        2,323,057
     Investments - HTM                               2,865,679        1,139,720
     Securities - AFS                                  839,884        1,270,675
                                                   -----------      -----------

Total Interest Income                               16,719,354       15,062,750

Interest Expense:
     Deposits                                        9,310,339        7,814,749
     Advances from FHLB                                    333          150,275
                                                   -----------      -----------

Total Interest Expense                               9,310,672        7,965,024
                                                   -----------      -----------

Net Interest Income before Provision
     for Loan Losses                                 7,408,682        7,097,726

Provision for loan losses                              660,000        1,445,000
                                                   -----------      -----------

Net Interest Income after Provision                  6,748,682        5,652,726

Non-Interest Income (expense):
     Loan fees and service charges                      49,307           42,203
     Loss on sale of loans or securities              (411,875)              (8)
     Other                                             134,441          133,763
                                                   -----------      -----------

Total Non-Interest Income (expense)                   (228,127)         175,958

Non-Interest Expenses:
     Compensation and employee benefits              2,314,196        2,255,646
     Occupancy                                         273,392          246,917
     Equipment                                         387,554          377,005
     Advertising                                       189,084          192,263
     Federal Insurance Premiums                        408,602          453,494
     FDIC Special Assessment                         1,261,400                0
     Net loss from REO                                 317,813          239,647
     Insurance and bond premium                        101,306          103,499
     Other Expenses                                    848,427          830,340
                                                   -----------      -----------

Total Non-Interest Expenses                          6,101,774        4,698,811

Income before taxes                                    418,781        1,129,873
                                                   -----------      -----------

Federal and State tax expense                          153,895          441,210
                                                   -----------      -----------
NET INCOME                                             264,886          688,663
                                                   ===========      ===========